UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  November 17, 2005
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                           IMMTECH INTERNATIONAL, INC.
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             (Exact Name of Registrant as Specified in its Charter)

         Delaware                      8733                   39-1523370
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      (State or Other        (Commission File Number)      (I.R.S. Employer
      Jurisdiction of                                     Identification No.)
      Incorporation)


 150 Fairway Drive, Suite 150, Vernon Hills, Illinois            60061
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       (Address of Principal Executive Offices)               (Zip Code)

      Registrant's telephone number, including area code:  (847) 573-0033
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                                 Not Applicable
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         (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.02.  Termination of a Material Definitive Agreement.

            See Item 7.01 below. Disclosure regarding termination of the Testing Agreement among the Medicines for Malaria Venture ("MMV"), the University of North Carolina at Chapel Hill ("UNC") and Immtech dated November 26, 2003 ("Testing Agreement") is incorporated by reference into this Item 1.02.

Item 7.01.  Regulation FD Disclosure.

            On November 16, 2005, Immtech issued a press release announcing the appointment of Eric L. Sorkin as Chairperson of the Company's Board of Directors. At the end of the press release, Immtech announced that it would hold a conference call later that day with respect to the appointment. The call was open to the public. Callers were permitted to listen to the conference call and selected participants were permitted to ask questions.

            T. Stephen Thompson led the call with an introduction and a business update, followed by an open question and answer session with conference call participants. The purpose of this report is to make full and fair disclosure of the information discussed on the call, provide additional information, advise that a recording of the call is available to interested persons for a 30 day period and to clarify certain disclosures made in the question and answer session.

            Mr. Thompson announced on the call that Immtech and MMV mutually agreed to terminate the Testing Agreement, effective February 10, 2006. The parties to the Testing Agreement agreed to focus their collaborative efforts on a next generation therapy for treatment of malaria which we believe will include a dication drug from Immtech's platform technology, in combination with another anti-malarial drug in MMV's portfolio, a compound known as AQ13. Immtech and MMV are negotiating the terms of the new arrangement with their scientific partners and expect to sign a formal development agreement in the near future. Immtech, MMV and certain universities have entered into a non-binding letter of agreement for the new program which would include funding for development of AQ13 as one drug in a combination therapy for malaria. Because AQ13 development is for a single indication, we anticipate that the budget will be higher than that which was budgeted for DB289.

            Pursuant to the initial Testing Agreement three-year budget of $8.2 million, Immtech estimates that it was to receive approximately $2.0 million of additional funding for development of DB289 as a treatment for malaria under the Testing Agreement. Immtech believes that termination of the Testing Agreement gives the company greater flexibility with commercial partners in the pharmaceutical industry and that the funding of the AQ13 project is a positive advancement for development of the company's product pipeline. Immtech cannot, however, at this time ascertain whether or not termination of the Testing Agreement will have a material effect on the company, in either a positive or negative manner.

            The termination of the Testing Agreement does not affect the related Discovery Agreement among MMV, UNC and certain other parties ("Discovery Agreement"). Immtech is a third-party beneficiary to the Discovery Agreement with rights to commercialize inventions developed thereunder.

            In response to a caller's question, Immtech inadvertently stated that it has three compounds in Phase III trials. Immtech currently is testing DB289 in a pivotal Phase III trial for treatment of African sleeping sickness, anticipates starting a pivotal Phase III trial of DB289 for treatment of Pneumocystis pneumonia in December 2005, and is engaged in Phase II trials of DB289 for treatment of malaria. Immtech also plans to start dose selection trials in healthy volunteers for prophylaxis of malaria in fiscal 2006 with the objective of starting challenge studies promptly upon completion of the dose selection trials. Furthermore, Immtech plans to select drug candidates for pre-clinical trials to treat anti-fungal diseases and/or tuberculosis in fiscal 2006.

            You may listen to a recording of the conference call until December 15, 2005 by dialing (877) 497-0736 and entering code 2638742.

            The information provided herein is furnished pursuant to Rule 100(a)(2) of Regulation FD under the Securities Act of 1934, as amended.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         IMMTECH INTERNATIONAL, INC.


Date:  November 17, 2005                 By:  /s/ T. Stephen Thompson
                                             ---------------------------
                                             T. Stephen Thompson
                                             Chief Executive Officer and
                                             President